AMENDED EXHIBIT A
TO THE FUND SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT
BETWEEN OLD MUTUAL FUND SERVICES AND THE BANK OF NEW YORK
DATED SEPTEMEBER 25, 2007

AS AMENDED JANUARY 15, 2010

Name of Fund

Old Mutual Analytic Fund
Old Mutual Asset Allocation Balanced Portfolio
Old Mutual Asset Allocation Conservative Portfolio
Old Mutual Asset Allocation Growth Portfolio
Old Mutual Asset Allocation Moderate Growth Portfolio
Old Mutual Copper Rock Emerging Growth Fund
Old Mutual International Equity Fund

Old Mutual Fund Services		The Bank of New York Mellon

By:	/s/ Robert T. Kelly	By:	/s/ Joseph F. Keenan
Name:	Robert T. Kelly	Name:	Joseph F. Keenan
Title:	Vice President	Title:	Managing Director